EXHIBIT 10.3

Description of Bonus Plans for Executive Officers for Fiscal Year 2004 and Fiscal Year 2005

Executive officers are eligible for annual performance-based awards under Broadwing Corporation’s (the “Company”) bonus plans for fiscal year 2004 and for fiscal year 2005. The bonus plans pay out a portion of the annual cash compensation of each executive officer contingent upon the Company’s financial performance, as well as an assessment of individual performance. For fiscal year 2004, performance goals were weighted 25 percent for meeting individual objectives, 60 percent for meeting corporate cash EBITDA goals and 15 percent for meeting corporate revenue goals. For fiscal year 2005, performance goals are weighted 25 percent for meeting individual objectives, 60 percent for meeting corporate cash EBITDA goals and 15 percent for meeting corporate revenue goals. The Compensation Committee of the Company intends to approve an executive bonus plan for each year for the foreseeable future. Typically, executive cash bonuses are awarded during the first quarter of each year based on the performance of the Company during the prior year.